Exhibit 99.1

FOR IMMEDIATE RELEASE

EL POLLO LOCO, INC. AND EPL INTERMEDIATE, INC. ANNOUNCE TENDER OFFER AND CONSENT SOLICITATION

COSTA MESA, Calif. (June 6, 2011) -- El Pollo Loco, Inc. (“EPL”) and its parent company, EPL Intermediate, Inc. (“EPLI” and, together with EPL, the “Offerors,” “we” and “our”), announced today that EPL has commenced a cash tender offer and consent solicitation (the “EPL Offer”) for any and all of its outstanding 11.75% Senior Secured Notes due 2012 (the “2012 Notes”) and any and all of its outstanding 11.75% Senior Notes due 2013 (the “2013 Notes”) and EPLI has commenced a cash tender offer and consent solicitation (the “EPLI Offer” and, together with the EPL Offer, the “Offer”) for any and all of its outstanding 14.5% Senior Discount Notes due 2014 (the “2014 Notes” and, together with the 2012 Notes and the 2013 Notes, the “Notes”). The Offer is described in the Offer to Purchase and Consent Solicitation Statement dated June 6, 2011 (the “Offer to Purchase”). The Offer will expire at midnight, New York City time, on July 1, 2011, unless extended (the “Expiration Date”).

Holders who validly tender and do not validly withdraw their Notes and validly provide their consents and do not validly revoke their consents to the proposed amendments to the indenture governing the relevant Notes on or prior to the consent deadline of 5:00 p.m., New York City time, on June 17, 2011, unless extended (the “Consent Date”), shall receive the total consideration equal to $1,062.50 per $1,000 principal amount of 2012 Notes, $1,033.13 per $1,000 principal amount of 2013 Notes or $1,048.75 per $1,000 principal amount of 2104 Notes (as applicable), which includes a consent payment of $30.00 per $1,000 principal amount of each series of Notes, plus any accrued and unpaid interest on the relevant Notes from the most recent interest payment date for such Notes up to, but not including, the payment date for such Notes. Holders may not tender their Notes without delivering consents and may not deliver consents without tendering Notes. The Offer contemplates an early settlement option, so that settlement for Notes that are validly tendered on or prior to the Consent Date and accepted for purchase could occur as early as June 18, 2011, unless the Consent Date is extended.

Holders who validly tender their Notes after the Consent Date, but on or prior to the Expiration Date, shall receive the tender offer consideration equal to $1,032.50 per $1,000 principal amount of 2012 Notes, $1,003.13 per $1,000 principal amount of 2013 Notes or $1,018.75 per $1,000 principal amount of 2104 Notes (as applicable), plus any accrued and unpaid interest on the relevant Notes from the most recent interest payment date for such Notes up to, but not including, the payment date for such Notes. Holders of Notes tendered after the Consent Date will not receive a consent payment.

The relevant Offerors will execute a supplemental indenture to the indenture governing the applicable series of Notes containing the proposed amendments to such series of Notes following receipt of the consent of the holders of at least  66 2/3% in aggregate principal amount of the outstanding 2012 Notes, in the case of the 2012 Notes and a majority in aggregate principal amount of the outstanding 2013 Notes and 2014 Notes, in the case of the 2013 Notes and 2014 Notes, respectively. Except in certain circumstances, Notes tendered and consents delivered may not be withdrawn after the execution of the relevant supplemental indenture.

The Offer is subject to a number of conditions that are set forth in the Offer to Purchase, including, without limitation, (i) with respect to each series of Notes, the receipt of the required consents from holders to supplement the indenture governing the relevant Notes and the execution of a supplemental indenture containing the proposed amendments by the applicable parties, and (ii) the receipt by the Offerors of net proceeds from a new debt financing on terms and conditions satisfactory to the Offerors in an aggregate amount that is sufficient to pay the total consideration (including the consent payment) in respect of all Notes (regardless of the actual amount of Notes tendered), plus estimated fees and expenses relating to the Offer, as more fully described in the Offer to Purchase.

The Offerors have engaged Jefferies & Company, Inc. as Dealer Manager and Solicitation Agent for the Offer. Persons with questions regarding the Offer should contact Jefferies & Company, Inc. at (888) 708-5831 (toll free) or (203) 363-8273 (collect). Requests for copies of the Offer to Purchase or other tender offer materials may be directed to i-Deal LLC, the Information Agent, at (888) 593-9546 (toll free).

This press release is for information purposes only and does not constitute an offer to purchase the Notes, a solicitation of an offer to purchase the Notes or a solicitation of consents to amend the related indentures. The Offer is made solely pursuant to the Offer to Purchase and the related Consent and Letter of Transmittal. The Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

None of the Offerors, the Dealer Manager and Solicitation Agent, the Information Agent or any other person makes any recommendation as to whether holders of Notes should tender their Notes, and no one has been authorized to make such a recommendation.

COMPANY INFORMATION AND FORWARD LOOKING STATEMENTS

El Pollo Loco, Inc., a privately held company headquartered in Costa Mesa, California, currently operates more than 400 restaurants in nine states: California, Arizona, Connecticut, Georgia, Illinois, Nevada, Oregon, Texas and Utah.

Contacts:	Gary Campanaro Chief Financial Officer El Pollo Loco, Inc. 714.599.5000 gcampanaro@elpolloloco.com	Julie Weeks Vice President of Communications El Pollo Loco, Inc. 714.599.5150 jweeks@elpolloloco.com

This press release contains forward-looking statements conveying management’s expectations as to the future based on current plans, estimates and projections. Forward-looking statements involve inherent risks and uncertainties and the Offerors caution you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. The forward-looking statements contained in this press release include statements related to the Offer, including the Expiration Date, Consent Date, early settlement and possible completion of the Offer. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Offerors do not undertake to update any of these statements in light of new information or future events, except, with respect to the Offer, as specifically set forth in this press release.